December 23, 1996

Mr. Michael P. Downes, President
Tri-Star Technologies Co., Inc.
126 Merrimack Street
Methuen, MA 01844

Dear Mike:

         The purpose of this letter is to serve as our letter of intent with regard to the purchase by Tanon Manufacturing, Inc. ("Tanon") or its nominee from Tri-Star Realty Trust (the "Trust") the approximately 120,000 square foot building and the property it is located on (the "Building") currently occupied by Tri-Star Technologies Co. ("Tri-Star" or the "Company").

         The Trust and Tanon will in good faith undertake promptly after the date hereof to complete a definitive purchase and sale agreement regarding such purchase. Consummation of the transaction is contingent upon (i) approval of the transaction by the Board of Directors of Tanon's parent corporation, EA Industries, Inc. ("EAI"), (ii) simultaneous closing of the acquisition of the assets or stock of Tri-Star, and (iii) completion to their satisfaction by Tanon and EAI of due diligence.

         Based upon our discussions and our review of the preliminary financial information you have sent us, we have agreed as follows:

         1. Tanon will purchase the Building free and clear of all liens, claims, and encumbrances and there shall be no liens or encumbrances other than the current loan obligations, (the "Debt") not to exceed $2.5 million, currently secured by a mortgage on the Building which at Tanon's option will be assumed by Tanon or paid off at closing. If the Debt is not assumable it shall be paid off at closing. The manner of the transfer of responsibility for the debt shall be reasonably satisfactory to Mr. Downes and shall include such releases as in the judgment of counsel to the Trust are necessary or appropriate.

         2. The Purchase Price for the Building shall be $3.5 million; payable,
(i) $2.5 million in cash at closing, and (ii) at closing $1.0 million in Tanon common stock at the price such stock is first sold to the public in an initial public offering of the Common Stock of Tanon or EAI Common Stock at the market price at closing of the acquisition of the Building . Any shares of stock issued in payment of the Purchase Price will be issued in a private placement and will consist of restricted securities only tradable subject to the restrictions of Rule 144 under the Securities Act of 1944, as amended. EA and Tanon will covenant to comply with the requirements of Rule 144 pertaining to timely filing of reports. The sales of such stock will also be subject to restrictions to the extent that the insider trading rules are applicable and to the extent that the seller is then subject to restrictions under section 16 of the Securities Exchange Act of 1934.


         3. EAI and Tanon will cause any personal guarantees of Mr. Downes for obligations of the Company related to the Building to be removed on or before closing. The manner and timing of the transfer of responsibility for the guarantees shall be reasonably satisfactory to Mr. Downes and shall include such releases as in the judgment of counsel to Mr. Downes are necessary or appropriate.

         4. In consideration of the substantial expenditures of time, effort and expense to be undertaken by EAI and Tanon in connection with the preparation and execution of a definitive Purchase Agreement, and the various investigations and reviews referred to above, you agree that neither you nor the Company shall for the period until closing or the termination hereof as set forth below enter into or conduct any discussions with any other prospective purchaser of the Building.

         It is agreed that the Purchase Agreement between the Trust, Tanon and EAI will include the customary representations and warranties required by a prudent investor concerning the state of title, environmental compliance and condition, state of repair and other conditions with respect to the Building.

         This letter of intent shall constitute a legally binding agreement by the Trust to complete the sale of the Building in accordance with the terms hereof subject to the agreement of Tanon, EA, and the Trust to negotiate in good faith to complete a definitive purchase and sale agreement. The obligations of Tanon and EAI to complete such purchase shall be contingent upon satisfactory completion of their due diligence review of Tri-Star and the Building.

          If closing does not occur by July 31, 1997 for any reason other than the failure of the Trust to fulfill its obligations hereunder, the Trust may terminate discussions, retain any funds previously paid to it as an advance on the Purchase Price and thereafter all terms and conditions of this letter shall become null and void without recourse to either party.

         If the foregoing accurately reflects your understanding of our intentions at this point, please sign where indicated below and return a copy to me.

                                       Very truly yours,



                                       Paul E. Finer
                                       President & CEO
                                       Tanon Manufacturing, Inc.
                                       Vice President
                                       EA Industries, Inc.

Agreed to and Accepted
this      day of December, 1996



-----------------------------------
Michael P. Downes, Individually and
as Trustee of Tri-Star Realty Trust